 As filed with the Securities and Exchange Commission on April 17, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OCCIDENTAL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-4035997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 5 Greenway Plaza, Suite 110
Houston, Texas 77046
(Address of principal executive offices, including zip code)

Occidental Petroleum Corporation Savings Plan
(Full title of the plan)

Nicole E. Clark
Vice President, Chief Compliance Officer and Corporate Secretary
5 Greenway Plaza, Suite 110
Houston, Texas 77046
(Name and address of agent for service)

(713) 215-7000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Occidental Petroleum Corporation (“Occidental”) is filing this registration statement (“Registration Statement”) pursuant to General Instruction E of Form S-8 for the purpose of registering an additional 8,000,000 shares of common stock, par value $0.20 per share, of Occidental (“Common Stock”) that may be issued under the Occidental Petroleum Corporation Savings Plan, as amended from time to time (the “Savings Plan”). Except as otherwise set forth below, the contents of the Registration Statements on Form S-8 filed on February 21, 2002 (File No. 333-83124), October 14, 2015 (File No. 333-207413) and March 26, 2020 (File No. 333-237414) with the U.S. Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement as permitted by General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability and in view of all of the circumstances of the case.

Occidental has adopted provisions in its Amended and Restated By-laws, as amended (“By-laws”), which provide that it will indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by Occidental or in its right, by reason of the fact that such person is or was a director or officer of Occidental, or is or was serving at Occidental’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if such indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Occidental’s By-laws further state that this indemnification shall not be deemed exclusive of any other right to which the indemnified person may be entitled and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

Occidental’s Certificate of Incorporation, as amended, provides that, consistent with Section 102(b)(7) of the DGCL, no director shall be liable to Occidental or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Occidental or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;

•	under Section 174 of the DGCL; or

•	for any transaction from which a director derived an improper benefit.

Occidental maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Occidental also entered into indemnification agreements with each of its directors and certain of its executive officers and anticipates that it will enter into similar agreements with future directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that Occidental will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any expenses, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of Occidental with the SEC, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1*
Restated Certificate of Incorporation of Occidental, dated November 12, 1999, and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009, May 2, 2014 and June 3, 2020 (filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Occidental filed on June 17, 2020, File No. 333-239236).

4.2*
Certificate of Change of Location of Registered Office and of Registered Agent, dated July 6, 2001 (filed as Exhibit 3.1(i) to the Registration Statement on Form S-3 of Occidental dated February 6, 2002, File No. 333-82246).

4.3*
Amended and Restated By-laws of Occidental Petroleum Corporation as of November 6, 2024 (filed as Exhibit 3.1 to the Current Report on Form 8-K of Occidental filed on November 12, 2024, File No. 1-9210).

4.4*
Occidental Petroleum Corporation Savings Plan (Amended and Restated Effective as of January 1, 2023) (filed as Exhibit 10.1 to the Annual Report on Form 10-K of Occidental for the fiscal year ended December 31, 2022, File No. 1-9210).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Weaver and Tidwell, L.L.P., Independent Registered Public Accounting Firm.

23.3	Consent of Ryder Scott Company, Independent Petroleum Engineers.

23.4	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table.

*	Incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, Occidental certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on April 17, 2025.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Vicki Hollub
Name:	Vicki Hollub
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, the Administrative Committee of the Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on April 17, 2025.

OCCIDENTAL PETROLEUM CORPORATION SAVINGS PLAN

By:	/s/ Michele Oubre
Name:	Michele Oubre
Title:	Chair of the Occidental Petroleum Corporation Pension and Retirement Plan Administrative Committee

POWER OF ATTORNEY

Each person whose signature appears below appoints Vicki Hollub and Nicole E. Clark, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Name	Title	Date

/s/ Vicki Hollub	President, Chief Executive Officer and Director	April 17, 2025
Vicki Hollub	(Principal Executive Officer)

/s/ Sunil Mathew	Senior Vice President and Chief Financial Officer	April 17, 2025
Sunil Mathew	(Principal Financial Officer)

/s/ Christopher O. Champion	Vice President, Chief Accounting Officer and Controller	April 17, 2025
Christopher O. Champion

/s/ Jack B. Moore	Chairman of the Board of Directors	April 17, 2025
Jack B. Moore

/s/ Vicky A. Bailey	Director	April 17, 2025
Vicky A. Bailey

/s/ Andrew F. Gould	Director	April 17, 2025
Andrew F. Gould

/s/ Carlos M. Gutierrez	Director	April 17, 2025
Carlos M. Gutierrez

/s/ William R. Klesse	Director	April 17, 2025
William R. Klesse

/s/ Claire O’Neill	Director	April 17, 2025
Claire O’Neill

/s/ Avedick B. Poladian	Director	April 17, 2025
Avedick B. Poladian

/s/ Kenneth B. Robinson	Director	April 17, 2025
Kenneth B. Robinson

/s/ Robert M. Shearer	Director	April 17, 2025
Robert M. Shearer